Exhibit 10.5

Intermec, Inc.

2008 Long-Term Performance Share Program

Performance Share Unit Agreement

for the Award Period

January 1, [YEAR] through December 31, [YEAR]

This Performance Share Unit Agreement (this “Agreement”) is made as of [DATE], between Intermec, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant” or “you”) under the Company’s 2008 Omnibus Incentive Plan, as amended and restated effective May 25, 2011 (the “Plan”).

WHEREAS, the Committee has adopted the 2008 Long-Term Performance Share Program, as amended (the “Program”), as a sub-plan of the Plan and authorized the Award represented by this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and you hereby agree as follows:

Article 1. Award

The Company hereby grants you, as a matter of separate inducement and agreement, and not in lieu of salary or other compensation for services, [TOTAL SHARES GRANTED] Performance Share Units (the “Target Award”), on the terms and conditions hereinafter set forth. The number of Performance Share Units (“PSUs”) that you may earn under this Agreement shall range from 0% to 200% of the Target Award (the “Earned PSUs”), as determined by the achievement of the performance measure(s) set forth in Article 3 of this Agreement. The Earned PSUs shall be paid in shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) as set forth in Article 6 of this Agreement. You shall have no obligation to pay the Company additional consideration for the Earned PSUs. The Grant Date for the PSUs is [DATE].

The Plan and the Program, copies of which have been made available to you, are incorporated herein by reference and made part of this Agreement as if fully set forth herein. By accepting the Award, you also acknowledge receipt of the Plan and the plan summary for the Plan. You are encouraged to review the Company’s most recent annual report and proxy statement, which may be found at www.intermec.com.

Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to such terms in the Plan and the Program. This Agreement is subject to, and the Company and you agree to be bound by, all of the terms and conditions of the Plan and the Program as the same exist at the time this Agreement became effective. The Plan and the Program shall control in the event there is any express conflict between the terms hereof and the Plan or the Program and with respect to such matters as are not expressly covered in this Agreement. The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan, the Program and this Agreement in accordance with Section 16 of the Plan, but, subject to the terms of the Plan, no such subsequent amendment, modification, restatement, or termination of the Plan, the Program or this Agreement shall adversely affect in any material way your rights under this Agreement without your written consent. This Agreement shall be subject, without further action by the Company or you, to such amendment, modification, or restatement.

Article 2. Measurement Period, Performance Period and Award Period

For all purposes of this Agreement, “Measurement Period” means January 1, [YEAR] through December 31, [YEAR], “Performance Period” means January 1, [YEAR] through December 31, [YEAR] and “Award Period” means January 1, [YEAR] through December 31, [YEAR].

Article 3. Achievement of Performance Measure(s)

The number of Earned PSUs to be earned under this Agreement shall be based upon the achievement of the following Performance Period performance measure(s) set by the Committee, and measured with respect to the Measurement Period as of December 31, [YEAR]:

[PERFORMANCE MEASURE(S) AND DETERMINATION OF ACHIEVEMENT]

The number of Earned PSUs for achievement above threshold levels but between the levels shown above will be calculated using straight line interpolation between percentage amounts to the extent necessary. No award is earned if performance is below the threshold level. The maximum award achievement is 200%.

Article 4. Termination/Forfeiture Provisions

Except as otherwise provided below in this Article 4, you shall be eligible for payment of Earned PSUs, as determined in Article 3, only if your employment with the Company or a Related Company continues through the end of the Award Period.

In the event of your termination of employment as a result of death or disability prior to the end of the Award Period, you (or your beneficiary) will be entitled to receive a payout of Earned PSUs on the same basis as other Participants, provided that (1) such amount shall be prorated for the number of full months worked during the Award Period as a percentage of the total number of full months in the Award Period and (2) payout shall be made within 2 1/2 months after the later of the termination or the certification by the Committee of payouts for the Award Period, notwithstanding the requirement applicable generally that no payout is due unless the you remain employed until the end of the Award Period. In no event, however, will payout occur later than the time provided in Article 6.

The effect of a Change of Control on PSUs shall be governed by the terms of a Company change of control policy or agreement as then in effect and applicable to the PSUs. In the event no policy or agreement addresses the effect of a Change of Control on the PSUs, the terms of the Plan shall govern.

Article 5. Rights as a Stockholder

During the Award Period, you shall have no rights of a stockholder with respect to the PSUs or the Earned PSUs. Notwithstanding the foregoing, you shall be entitled to receive any dividend equivalents declared by the Board, as provided in the Program.

Article 6. Form and Timing of Payment

Except as set forth in Article 4 or in the Program, payment of Earned PSUs shall be made in the form of shares of Common Stock within 2 1/2 months following the close of the Award Period. The Company shall direct its transfer agent to issue to you, in uncertificated form, the number of unrestricted shares of Common Stock that are payable to you under this Agreement.

Article 7. Nontransferability

PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Your rights under this Agreement shall be exercisable during your lifetime only by your or your legal representative.

Article 8. Administration

It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the Program and this Agreement, all of which shall be binding upon you.

Article 9. Clawback Policy.

The PSUs and any shares of Common Stock issued thereunder shall be subject to potential cancellation, rescission, payback, recoupment or other action in accordance with the terms of the Company’s clawback policy (the “Policy”), as then in effect and as it may be amended from time to time, to the extent the Policy applies to the PSUs and any shares of Common Stock issued thereunder (including a Policy implemented or amendments made thereto after the Grant Date for the PSUs). By accepting the Award, you agree to execute any additional documents to effect the Company’s application, implementation and enforcement of such Policy with respect to the PSUs and any shares of Common Stock issued thereunder.

Article 10. Withholding Taxes

No later than the date as of which an amount first becomes includable in your gross income for federal income tax purposes or otherwise with respect to any PSUs or Earned PSUs, you shall pay to the Company or a Related Company, as applicable, or make arrangements satisfactory to the Company or a Related Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld by the Company or a Related Company with respect to such amount (the “Mandatory Withholding Taxes”). The obligations of the Company hereunder shall be conditional on such payment or arrangements. Notwithstanding the foregoing, to the maximum extent permitted by applicable law, the Company has the right to retain, without notice to you, from the total number of shares of Common Stock issuable and deliverable to you pursuant to this Agreement, or from salary or other amounts payable to you, the number of shares or cash having a value not less than the Mandatory Withholding Taxes; the Company currently intends to satisfy such Mandatory Withholding Taxes by retaining shares of Common Stock otherwise issuable under this Award (up to the minimum statutory amount required to be withheld by the Company).

Regardless of any action the Company takes with respect to any or all of the Mandatory Withholding Taxes, you acknowledge that the ultimate liability for all withholding taxes legally due by you is and remains your responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of the Earned PSUs, including the grant or other vesting of the PSUs or Earned PSUs, the subsequent sale of shares of Common Stock received upon vesting of the Earned PSUs, if any, and the receipt of any dividends or dividend equivalents; and (b) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for withholding taxes.

Article 11. Miscellaneous

(a) You understand and acknowledge that you are one of a limited number of employees of the Company and its Related Companies who have been selected to receive a grant of PSUs and that your Award is considered Company confidential information. You hereby covenant and agree not to disclose the Award of PSUs pursuant to this Agreement to any other person except (i) your immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this Award or under applicable law, and (iii) to the extent the terms of this Award have been publicly disclosed.

(b) The grant of PSUs to you in any year shall give you neither any right to similar grants in future years nor any right to be retained in the employ of the Company or its Related Companies, such employment being terminable to the same extent as if the Program and this Agreement were not in effect. The right and power of the Company and its Related Companies to dismiss or discharge you is specifically and unqualifiedly unimpaired by this Agreement.

(c) Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to you by a notice delivered in accordance with this paragraph. All notices to you shall be delivered to you at the most recent address for you in the Company’s records or at such other address as you may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

(d) This Agreement, including the provisions of the Plan and the Program incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., without reference to principles of conflicts of law. This Agreement shall become effective when it has been executed or accepted electronically by the Company and you. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, U.S.A., and agree that such litigation shall be conducted only in the courts of Washington, U.S.A., or the federal courts for the United States for the Western District of Washington, and no other courts where this grant is made and/or to be performed.

(e) This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan and the Program, shall inure to the benefit of and shall be binding upon your heirs, legal representatives, and successors.

(f) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

(g) This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

(h) The Company may, in its sole discretion, deliver any documents related to the PSUs, or future PSUs (if any) that may be granted under the Program, by electronic means or request your consent to participate in the Program by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Program through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i) Payments made pursuant to this Agreement are intended to qualify for an exemption from Section 409A of the Code. Notwithstanding any other provision in this Agreement, the Program and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement, the Program or the Plan so that the Award granted hereunder to you qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that this Agreement or the Award shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences. Also notwithstanding the foregoing, if at the time of a scheduled vesting or payout date under this Agreement, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

IN WITNESS WHEREOF, this Agreement is executed by you and by the Company through its duly authorized officer as of the Grant Date first above written.

INTERMEC, INC.

By:
[NAME]
[TITLE]

PARTICIPANT:

IMPORTANT PLEASE ACCEPT ELECTRONICALLY OR SIGN AND RETURN PROMPTLY

[NAME]